Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174837, 333-171092, 333-166181, 333-166180, 333-147566, 333-107546, 333-100629, 333-61272, 333-51792, 333-42376, 333-73061, 333-66397, 333-45795, 333-45791 and 333-45789 on Form S-8, in Registration No. 333-171134 on Form S-1 as amended by Post-Effective Amendment No. 2 on Form S-3, and in Registration Nos. 333-173576, 333-90864, 333-62696 and 333-71915 on Form S-3 of our reports dated March 29, 2012, March 19, 2013 as to the effects of the restatements discussed in Note 1, relating to the consolidated financial statements and financial statement schedule of Identive Group, Inc. and subsidiaries (the “Company”) as of December 31, 2011 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 19, 2013